Exhibit 99.1

[ ]+ GEO ED1 FC1 IRW TNW RWB PFM (AARON RENTS, INC. 004063 AT)
1151
g...ra

CLW004   /FROM PR NEWSWIRE CLEVELAND  216-566-7777/
>%
[STK] RNT
[IN] REA OFP HOU CSE
[SU] ERN CCA MAV
TO BUSINESS AND RETAILING EDITORS:

   AARON RENTS, INC. REPORTS RECORD FIRST QUARTER REVENUES AND EARNINGS; SAME
        STORE REVENUES UP 8.3%; EARNINGS UP 44%; RAISES FORECAST FOR YEAR

    ATLANTA, April 27 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced record revenues and earnings for the first quarter of 2005.

    For the three months ended March 31, revenues increased 15% to $279.3 million compared to $242.5 million for the first quarter in 2004. Net earnings increased 44% to $18.4 million versus $12.8 million a year ago. Diluted earnings per share were $.36 compared to $.26 per share last year.

    "These results exceeded our expectations and are a great start to what we feel will be another record year for the Company," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "All aspects of our business showed strong growth during the quarter, and based upon these results we are raising our profit forecast for the remainder of the year."

    The Aaron's Sales & Lease Ownership division increased its revenues 16% to $248.7 million compared to $214.5 million last year. Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 8.3% during the first quarter of 2005 compared to the first quarter of 2004. Same store revenues also increased 4.9% for Aaron's Sales & Lease Ownership stores open over two years at the end of March 2005.

     Rentals and fees for the quarter increased 21% and franchise royalties and fees increased 22%. These revenue increases were offset by a slight decline in sales, most significantly non-retail sales to Aaron's Sales & Lease Ownership franchisees. Non-retail sales are low margin sales to franchisees of rental merchandise from the Company's fulfillment centers, and vary from quarter to quarter based upon product demand and availability.

    The increase in the Company's franchise revenues is the result of an increase in revenues of the Company's franchisees, who collectively had revenues of $108.3 million during the first quarter of 2005, a 24% increase over the comparable prior year period. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    During the first quarter the Aaron's Sales & Lease Ownership division opened 22 new Company-operated stores and 12 new franchised stores. In addition, during the quarter the Company acquired eight franchised stores, acquired one store from an independent rental operator, and acquired the accounts from five other third party stores, with one of the account purchases being sold to one of the Company's franchisees.

    During 2005 the Company awarded area development agreements to open 29 additional franchised stores. At the end of March there were 316 franchise stores awarded that are expected to open over the next several years.

    At March 31 the Aaron's Sales and Lease Ownership division operated 646 Company-operated stores and 361 franchise stores. In addition, the Company had 58 rent-to-rent stores.

    During the quarter the Company's bank debt declined from $45.5 million at December 31, 2004 to $13.9 million at March 31, 2005. The Company has Board authorization to purchase 2,670,502 of Aaron Rents common shares.

    "Our guidance for the second quarter of 2005 is to expect revenues in excess of $270 million and diluted earnings per share in the range of $.30 to $.32, compared to $.24 per share, excluding a one time gain, in the second quarter of 2004," Mr. Loudermilk continued. "For the entire 2005 year we are raising our earnings guidance and expect Company revenues in excess of $1.1 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.20 to $1.25. Our new store opening plans remain as planned, increasing our store count between 15% and 20% per year over the next several years."

    Diluted earnings per share for the second quarter and fiscal year of 2004 included a $.07 per share gain from the disposition of the Company's Rainbow Rentals, Inc. stock when Rainbow merged with Rent-A-Center, Inc. in May, 2004.

    "At current stock price levels and based upon our future outlook, we also plan to reinitiate our stock buyback program," said Mr. Loudermilk.

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, April 27, 2005, at 4:30 pm Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, http://www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc. based in Atlanta, currently has more than 1,065 Company-operated and franchised stores in 45 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, store openings, and stock repurchase program.

                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                                   (Unaudited)
                                                Three Months Ended
                                                     March 31,
                                              -----------------------
                                                 2005         2004
                                              ----------   ----------
    Revenues:
       Rentals and Fees                       $  209,145   $  172,372
       Retail Sales                               16,043       16,471
       Non-Retail Sales                           45,571       46,499
       Franchise Royalties and Fees                7,191        5,916
       Other                                       1,398        1,235
          Total                                  279,348      242,493

     Costs and Expenses:
       Retail Cost of Sales                       10,736       11,710
       Non-Retail Cost of Sales                   42,633       43,306
       Operating Expenses                        119,631      102,093
       Depreciation of Rental Merchandise         75,130       63,470
       Interest                                    1,600        1,208
          Total                                  249,730      221,787

    Earnings Before Taxes                         29,618       20,706

    Income Taxes                                  11,196        7,889

    Net Earnings                              $   18,422   $   12,817

    Earnings Per Share                        $      .37   $      .26

    Earnings Per Share Assuming Dilution      $      .36   $      .26

    Weighted Average Shares Outstanding (1)       49,767       49,324

    Weighted Average Shares Outstanding
     Assuming Dilution (1)                        50,747       50,259

    (1) Shares outstanding adjusted for a 3-for-2 partial stock split effective August 16, 2004.

                           Selected Balance Sheet Data
                                 (In Thousands)

                                          (Unaudited)
                                           March 31,   December 31,
                                             2005          2004
                                          ------------   ------------

Cash                                      $      4,473   $      5,865
Accounts Receivable, Net                        36,774         32,736
Rental Merchandise, Net                        437,716        425,567
Property, Plant and Equipment, Net             114,725        111,118
Other Assets, Net                              115,577        125,002
Total Assets                                   709,265        700,288

Bank Debt                                       13,916         45,528
Senior Notes                                    50,000         50,000
Total Liabilities                              315,962        325,110
Shareholders' Equity                      $    393,303   $    375,178

SOURCE  Aaron Rents, Inc.
    -0-                             04/27/2005
    /CONTACT:  Gilbert L. Danielson, Executive Vice President,
Chief Financial Officer of Aaron Rents, Inc., +1-404-231-0011, ext. 3334/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA OFP HOU CSE
SU:  ERN CCA MAV

AB-JK
-- CLW004 --
1383 04/27/2005 10:17 EDT
DEFERRED FOR 16:01 04/27
[ ]